CAPITAL    RESERVE    CANADA

RESOLUTION OF THE DIRECTORS OF CAPITAL RESERVE CANADA LIMITED

The undersigned, being all of the Directors of the Corporation, take the following actions effective as of this 2nd, day of September 2009, as if passed by resolution at a duly called and attended meeting. BE IT RESOLVED:

Authorization be given for the company (CRC) to apply for and complete the "DRAWDOWN EQUITY FINANCING AGREEMENT" ,and the "REGISTRATION RIGHTS AGREEMENT' along with any conditions within the contract's between Auctus Private Equity Fund, LLC and CRC. As a condition of the financing agreement, CRC must prepare and file with the SEC a Registration Statement on form S-1.

Authorization be given for the company (CRC) to complete a Drawdown Notice for the amount of 10 million dollars to be issued in shares In the company as outlined in the "DRAWDOWN EQUITY FINANCING AGREEMENT"

Authorization be given for the company transfer agent "Holladay Stock Transfer" to complete the requested Drawdown Notice for the amount of 10 million dollars to be issued in shares in the company as outlined In the " DRAWDOWN EQUITY FINANCING AGREEMENT"

BE IT RESOLVED THAT this resolution may be signed in as many counterpart as may be necessary, each of which so signed shall be deemed to be an original (and each signed copy sent by electronic facsimile shall be deemed to be an original) .and such counterparts  together shall constitute one and the same instrument and not withstanding the date of shall be deemed to bear the date as set forth above.

The foregoing Resolution is hereby passed by the Directors of the Corporation, Pursuant to the Business Corporation Act. this 2nd day of September, 2008.

/s/ Don Getty                                                                              /s/ Michael Dolinski
Don Getty,                                                                                  Michael Dolinski
Chairman of Board                                                                    Board of Directors
Capital Reserve Canada Ltd.                                                   Capital Reserve Canada Ltd.

/s/ Steve Claussen
Steve Claussen
CEO/President
Capital Reserve Canada Ltd.